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EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CompuCredit Corporation Employee Stock Purchase Plan of our report dated February 19, 1999, with respect to the consolidated financial statements of CompuCredit Corporation included in its Registration Statement (Form S-1 No. 333-69879), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
December 14, 1999



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